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                                                                    Exhibit 99.1


                                              For further information contact:
                                              Lawrence P. Tombari, VP/CFO or
                                              Robert Walsh, Director of Corp. PR
                                              (800) 634-6580 or (702) 477-3000


               LADY LUCK ANNOUNCES COMPLETION OF PURCHASE OF MISS
                           MARQUETTE RIVERBOAT CASINO


Nov. 1, 1999 - - Lady Luck Gaming Corporation (Nasdaq: LUCK) today announced it has completed the purchase of all of the stock of Gamblers Supply Management Company, the company that owns the Miss Marquette riverboat gaming facility including the Miss Marquette casino and associated real property and assets, from Sodak Gaming, Inc., a wholly-owned subsidiary of International Game Technology (NYSE: IGT) for a purchase price of $41.67 million and the assumption of certain liabilities.

     In 1998 the Miss Marquette generated net revenues of $35.9 million and EBITDA of $8.7 million. The riverboat gaming and entertainment complex includes a 914-position riverboat casino, including 698 slot machines, with approximately 18,747 square feet of gaming space; 590-space parking lot; land-based restaurant/buffet; live entertainment showroom; 24-room hotel; full service marina with 32 slip spaces; and off-site facilities including administrative office space and laundry facilities.

     The Miss Marquette is located in Marquette, Iowa on the Mississippi River, approximately 60 miles south of LaCrosse, Wisconsin and 70 miles north of Dubuque, Iowa. It is the northernmost riverboat on the Mississippi River.

     Isle of Capri Casinos, Inc. provided a purchase money loan of $16.3 million to Gamblers Supply Management Company which was used to pay a portion of the purchase price to Sodak. Isle of Capri Casinos, Inc. has taken a lien on substantially all of the assets of the Miss Marquette riverboat gaming facility, excluding the gaming licenses.

     On October 6, 1999, Lady Luck Gaming Corporation and Isle of Capri Casinos, Inc. announced that they had signed a definitive agreement to acquire Lady Luck Gaming Corporation in a merger transaction. Under the terms of the agreement, Lady Luck's common shareholders will receive cash in the amount of $12 per share. Isle of Capri stated in its October 6, 1999 press release that closing of the transaction is expected to take place in the first half of the year 2000. Closing is contingent on the approval of Lady Luck's stockholders, the necessary regulatory approvals, and financing.


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